Exhibit 10.1

AMENDMENT NO. 3

TO

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of January 4, 2018, by and among CONNECTURE, INC. (“Connecture”), DESTINATIONRX, Inc. (“DestinationRX” and together with Connecture, collectively, the “Borrowers”), the Lenders (as defined below) party hereto and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (as each such term is defined in the Credit Agreement referred to below) (in such capacity, together with its successors and assigns, the “Agent”). Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers are party to that certain Amended and Restated Credit Agreement, dated as of June 8, 2016 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Agent and the lenders party thereto from time to time (collectively, the “Lenders”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers;

WHEREAS, the Borrowers have informed the Agent and the Lenders that the Permitted Holder will acquire 100% of the Equity Interests of Connecture (the “FP Acquisition”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 4, 2018 (as amended, supplemented or modified to the extent permitted by the Credit Agreement, the “FP Acquisition Agreement”), by and among Connecture, FP Healthcare Holdings, Inc., a Delaware corporation (“FP Holdings”), and FP Healthcare Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of FP Holdings (“FP Merger Subsidiary”), and such FP Acquisition Agreement shall be executed as of the date hereof, and the FP Acquisition shall be consummated on or prior to June 4, 2018 in accordance with the terms of the FP Acquisition Agreement;

WHEREAS, in connection with the FP Acquisition, the Borrowers have requested that the Agent and the Lenders make certain amendments to the Credit Agreement; and

WHEREAS, the Agent and the Lenders are willing to amend such terms and conditions of the Credit Agreement on the terms and conditions expressly set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendments to Credit Agreement. Effective as of the Amendment No. 3 Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a).  The last paragraph of Section 2.2 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary set forth in this Section 2.2, the Agent and the Lenders hereby agree that the payment in respect of the principal of the Term Loan due and payable on March 31, 2018 in the amount of $1,312,500 shall be due and payable on the Acquisition Agreement Termination Date; provided that if an Acquisition Termination Event occurs prior to the Acquisition Agreement Termination Date then such payment shall be due and payable immediately but no earlier than March 31, 2018. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.”

(b).  Section 2.4(e) of the Credit Agreement is hereby amended by adding the following new clause in the appropriate numerical order:

“(vii)    Maximum Revolver Amount. If, at any time, the Revolver Usage on such date exceeds the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.”

(c).  Section 2.4(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(f)    Application of Payments. (i) Each prepayment pursuant to Section 2.4(e)(i), Section 2.4(e)(ii), Section 2.4(e)(iii), Section 2.4(e)(iv), Section 2.4(e)(v) or Section 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Revolving Loans (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii), and (ii) each prepayment pursuant to Section 2.4(e)(vii) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(d).  Section 3.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (a) thereof, (ii) deleting the period at the end of clause (b) thereof and substituting a semi-colon in lieu thereof, and (iii) adding the following new clause (c) in the appropriate alphabetical order:

“(c)    during the Incremental Revolver Availability Period, (i) the FP Acquisition Agreement or an Alternative Acquisition Agreement is in full force and effect, and has not been amended, modified or supplemented other than as permitted by the terms of this

Agreement, (ii) such extension of credit and the requested amount shall be permitted by and is in accordance with the Budget, (iii) no Company Material Adverse Effect (as defined in the FP Acquisition Agreement or the Alternative Acquisition Agreement, as applicable) or equivalent term has occurred since the Amendment No. 3 Effective Date, and (iv) the Agent shall have received a certificate signed by the chief financial officer of the Administrative Borrower certifying as to clauses (a) through (c) above, in form and substance satisfactory to the Agent.”

(e).  Section 4 of the Credit Agreement is hereby amended by adding the following new section in the appropriate numerical order:

“4.23    FP Acquisition Documents. As of the Amendment No. 3 Effective Date, Borrowers have delivered to Agent true and correct copies of the FP Acquisition Documents. No party thereto is in default in the performance or compliance with any provisions thereof and the FP Acquisition Documents comply in all material respects with all applicable laws. The FP Acquisition Documents are in full force and effect as of the Amendment No. 3 Effective Date and have not been terminated, rescinded or withdrawn as of such date except in connection with an Alternative Acquisition. As of the Amendment No. 3 Effective Date, the execution, delivery and performance of each of the FP Acquisition Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. Each FP Acquisition Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. No Borrower is in default in any material respect in the performance or compliance with any provisions of any FP Acquisition Document. To each Borrower’s knowledge, none of the representations or warranties of any other Person in any FP Acquisition Document contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading.”

(f).  Section 5 of the Credit Agreement is hereby amended by adding the following new sections in the appropriate numerical order:

“5.16    Consummation of the FP Acquisition or the Alternative Acquisition. Comply in all material respects with the FP Acquisition Agreement (or if the FP Acquisition Agreement has been terminated in connection with an Alternative Acquisition, an Alternative Acquisition Agreement related to such Alternative Acquisition), and cause the consummation of the FP Acquisition or an Alternative Acquisition, as applicable, to be completed on or prior to the Acquisition Agreement Termination Date in accordance with the terms of the FP Acquisition Agreement or an Alternative Acquisition Agreement, as applicable. The Borrowers shall have provided the Agent evidence in form reasonably satisfactory to it that the FP Acquisition or an Alternative Acquisition shall have been consummated on or prior to the Acquisition Agreement Termination Date in accordance with the FP Acquisition Documents or the Alternative Acquisition Documents, as applicable, and all applicable requirements of law.”

“5.17    Notice of Alternative Acquisition. Concurrently with delivery to FP Holdings or any Loan Party of a Notice of Superior Proposal (as defined in the FP Acquisition Agreement) or notice of any Acquisition Proposal (as defined in the FP Acquisition Agreement), the Borrowers shall deliver such Notice of Superior Proposal or such notice of Acquisition Proposal to Agent and provide the Agent with copies of any agreements, documents and/or instruments delivered in connection with such Notice of Superior Proposal or such notice of Acquisition Proposal, the Alternative Acquisition Agreement and any other material documents entered into connection therewith or as reasonably requested by the Agent.”

(g).  Clause (b) of Section 6.6 of the Credit Agreement is hereby amended by (i) deleting the word “or” immediately at the end of clause (b)(i) thereof, (ii) deleting the period at the end of clause (b)(ii) thereof and substituting “, or” in lieu thereof, and (ii) adding the following new clause (b)(iii) in the appropriate order as follows:

“(iii) (A) the FP Acquisition Agreement or (B) the Alternative Acquisition Agreement, as the case may be, in each case other than any amendment modification or waiver which is not materially adverse to the interests of the Agent and/or the Lenders, or which has been approved in writing by the Agent in its sole discretion.”

(h).  Section 6.7 of the Credit Agreement is hereby amended by deleting (i) the comma at the end of clause (a) thereof and substituting the word “and” in lieu thereof, (ii) “, and” at end of clause (b) thereof and substituting a period in lieu thereof, and (iii) clause (c) thereof in its entirety.

(i).  Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.11    Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) with respect to the Existing Term Loans, to pay a portion of the consideration payable in connection with the consummation of the Merger, (b) on the Closing Date, to repay the Existing Advances, and to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, (c) during the Incremental Revolver Availability Period, for general corporate and working capital purposes, including fees and expenses as set forth on Schedule 6.11 attached hereto in an aggregate amount not to exceed $1,200,000 in the aggregate, in each case, in accordance with and pursuant to the Budget; provided that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors and (d) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).”

(j).  Clause (a) of Section 7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    Liquidity. (i) From the Closing Date to the Amendment No. 1 Effective Date, maintain Liquidity at all times in an amount of not less than $10,000,000, (ii) from the Amendment No. 1 Effective Date to February 28, 2017, maintain Liquidity at all times in an amount of not less than $11,500,000, (iii) from and after March 1, 2017 and prior to the earlier of (A) the Acquisition Agreement Termination Date or (B) the occurrence of an Acquisition Termination Event, maintain Liquidity at all times in an amount not less than $1,500,000 and (iv) at all times thereafter, maintain Liquidity at all times in an amount not less than $15,000,000.”

(k).  Clause (a) of Section 8.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, 5.14, 5.15, 5.16, or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;”

(l).  Clause (c)(xiv) of the definition of “EBITDA” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(xiv)    [reserved], and”

(m).  The definition of “Fee Letter” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ “Fee Letter” means, collectively, (a) that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time, (b) that certain Amendment No. 1 Fee Letter, dated as of Amendment No. 1 Effective Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time, and (c) that certain Amendment No. 3 Fee Letter, dated as of Amendment No. 3 Effective Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as the same may be amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time.”

(n).  The definition of “Maximum Revolver Amount” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“ “Maximum Revolver Amount” means $500,000; provided, however, during the Incremental Revolver Availability Period, Maximum Revolver Amount shall mean $6,000,000.”

(o).  Clause (l) of the definition of “Permitted Acquisition” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(l)    notwithstanding anything to the contrary set forth in this definition, the Credit Agreement or any other Loan Document, no Permitted Acquisition shall be permitted during the period commencing on the Amendment No. 1 Effective Date through the Maturity Date (the “Restricted Acquisition Period”).”

(p).  Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Acquisition Agreement Termination Date” means June 4, 2018 in the case of the FP Acquisition or the Alternative Acquisition Termination Date in the case of any Alternative Acquisition.”

“Acquisition Termination Event” means (a) the occurrence of an Event of Default, (b) the FP Acquisition or the Alternative Acquisition, as applicable, is not consummated in accordance with the terms of the FP Acquisition Agreement or the Alternative Acquisition Agreement, as applicable, on or prior to the Acquisition Agreement Termination Date, (c) after the execution of the FP Acquisition Agreement and prior to the consummation of the FP Acquisition, the FP Acquisition Agreement terminates in accordance with its terms other than in connection with an Alternative Acquisition, (d) after the execution of the Alternative Acquisition Agreement and prior to the consummation of the Alternative Acquisition, the Alternative Acquisition Agreement terminates in accordance with its terms, or (e) the consummation of the FP Acquisition or any Alternative Acquisition, as applicable.”

“ “Alternative Acquisition” means the acquisition of the Equity Interests of Connecture by any Person other than the Permitted Holder or Connecture entering into an Alternative Acquisition Agreement, in each case, in accordance with Section 5.3 of the FP Acquisition Agreement and on terms satisfactory to the Agent.”

“ “Alternative Acquisition Agreement” means “Alternative Acquisition Agreement” as defined in the FP Acquisition Agreement and such Alternative Acquisition Agreement shall be in form and substance reasonably satisfactory to the Agent in its sole discretion, as the same may be amended, modified or supplemented to the extent permitted by the Agreement.”

“ “Alternative Acquisition Documents” means the Alternative Acquisition Agreement and all other documents related thereto and executed in connection therewith.”

“Alternative Acquisition Termination Date” means the later of (a) June 4, 2018 and (b) the acquisition agreement termination date set forth in any Alternative Acquisition Agreement and as approved by the Agent in its sole discretion.”

“ “Amendment No. 3 Effective Date” means January 4, 2018.”

“ “FP Acquisition Documents” means the FP Acquisition Agreement and all other documents related thereto and executed in connection therewith.”

“ “FP Acquisition” means the acquisition of the Equity Interests of Connecture pursuant to the terms of the FP Acquisition Agreement.”

“ “FP Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of the Amendment No. 3 Effective Date, by and among Connecture, FP Healthcare Holdings, Inc., a Delaware corporation (“FP Holdings”), and FP Healthcare Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of FP Holdings, in form and substance reasonably satisfactory to the Agent in its sole discretion, and as the same may be amended, modified or supplemented to the extent permitted by the Agreement.”

“ “Incremental Revolver Availability Period” means the period commencing on the Amendment No. 3 Effective Date through and including the Acquisition Agreement Termination Date; provided, however, the Incremental Revolver Availability Period shall terminate immediately upon the occurrence of an Acquisition Termination Event.

(q).  Schedule C-1 of the Credit Agreement is hereby amended and restated in its entirety by replacing such Schedule with Schedule C-1 attached hereto as Annex A.

(r).  Schedule 5.1 of the Credit Agreement is hereby amended and restated in its entirety by replacing such Schedule with Schedule 5.1 attached hereto as Annex B.

(s).  Schedule 6.11 of the Credit Agreement attached hereto as Annex C is hereby added as a new Schedule to the Credit Agreement in the appropriate order.

2.    Conditions Precedent to Effectiveness of this Amendment. This Amendment shall not become effective until the date on which all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent (the “Amendment No. 3 Effective Date”):

(a)    Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b)    Agent shall have received the FP Acquisition Agreement (including all schedules, exhibits and annexes thereto), that certain Voting and Support Agreement by and among Connecture and the other parties from time to time party thereto, that certain Guarantee by the Permitted Holders in favor of Connecture, and all other documents, instruments and/or agreements delivered or executed in connection with the FP Acquisition Agreement, in form and substance satisfactory to the Agent, duly executed by Connecture, FP Holdings, and FP Merger Subsidiary, in each case, as in effect on the date hereof;

(c)    Agent shall have received that certain Amendment No. 3 Fee Letter dated as of the Amendment No. 3 Effective Date fully executed by all parties thereto in a sufficient number of counterparts for distribution to all parties.

(d)    Agent shall have received a non-refundable amendment fee as set forth in the Amendment No. 3 Fee Letter, which fee is fully earned as of, and due and payable on, the Amendment No. 3 Effective Date.

(e)    The Agent shall have received (i) a Budget of the Borrowers and their Subsidiaries for the succeeding thirteen (13) week period as of the Amendment No. 3 Effective Date, and (ii) a certificate signed by the chief financial officer of the Administrative Borrower to the effect that such Budget is true and correct, in each case, in form, substance and in such detail as is reasonably satisfactory to the Agent.

(f)    The representations and warranties set forth herein and in the Loan Documents (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof).

(g)    Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

3.    Representations and Warranties. Each Borrower represents and warrants to Agent and the Lenders as follows:

(a)    Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower. No other corporate proceedings are necessary to consummate such transactions.

(b)    Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c)    Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d)    No Default. No event has occurred and is continuing that constitutes a Default or Event of Default.

(e)    Taxes. The Loan Parties do not believe that the amendments made pursuant to this Amendment shall be treated as a “significant modification” of the Revolving Loans under Treasury Regulation Section 1.1001-3 and as such the Revolving Loans should still constitute a grandfathered obligation for the purposes of FATCA. The Loan Parties shall jointly and severally indemnify the Agent and Lenders, and hold them harmless from, any and all losses, claims, damages, liabilities and related expenses, including taxes and the fees, charges and disbursements of any counsel for any of the foregoing, arising in connection with the Agent’s and Lenders’ treating, for purposes of determining withholding Taxes imposed under FATCA, the Revolving Loans as modified hereby as qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4.    Expenses. The Borrowers shall pay all reasonable out-of-pocket fees, costs and expenses incurred by the Agent in connection with this Amendment or otherwise due and payable pursuant to the Credit Agreement, including, without limitation, legal fees and expenses of counsel to the Agent.

5.    Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

6.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7.    Reference to and Effect on the Loan Documents.

(a)    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)    Except as specifically set forth in this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.

(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

8.    Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

9.    Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

10.    Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.    Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.    Release; Covenant Not to Sue.

(a)    Each of the Borrowers hereby absolutely and unconditionally releases and forever discharges Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each, a “Released Party”), from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured; provided that, in each case, the foregoing release shall not apply to claims of fraud or willful misconduct. Each of the Borrowers understands, acknowledges and agrees that this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)    Each of the Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Borrower pursuant to the above release. If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

13.    Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CONNECTURE, INC.

By:	/s/ Jeffery A. Surges
	Name:	Jeffery A. Surges
	Title:	President and CEO

DESTINATIONRX, INC.

By:	/s/ Jeffery A. Surges
	Name:	Jeffery A. Surges
	Title:	President and CEO

[Connecture – Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Jonathan Lareau
Name: Jonathan Lareau
Title: Authorized Signatory

[Connecture – Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement]

RATIFICATION OF OBLIGATIONS

Each of the undersigned hereby joins in this Amendment to evidence its consent to the execution by the Borrowers, to agree to be bound by the provisions of this Amendment to the extent applicable to each of the undersigned, to confirm that each Loan Document now or previously executed by the undersigned applies and shall continue to apply to the Credit Agreement (as amended hereby), to acknowledge that without such consent and confirmation, Agent and Lenders would not execute this Amendment, and to agree that each of the Loan Documents remain in full force and effect, and each of the undersigned confirms and ratifies all of its obligations under each Loan Document (as amended hereby) to which it is a party.

CONNECTEDHEALTH, LLC

By:	/s/ Jeffery A. Surges
Name: Jeffery A. Surges
Title: President and CEO

INSURIX, INC.

By:	/s/ Jeffery A. Surges
Name: Jeffery A. Surges
Title: President and CEO

RXHEALTH INSURANCE AGENCY, INC.

By:	/s/ Jeffery A. Surges
Name: Jeffery A. Surges
Title: President and CEO

[Connecture – Signature Page to Amendment No. 3 to Amended and Restated Credit Agreement]

ANNEX B

Schedule 5.1 to Credit Agreement

Please see attached.

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

As soon as available, but in any event on Friday of every calendar week,	(a) a rolling 13-week cash flow forecast of the Borrowers and their Subsidiaries for the succeeding thirteen (13) week period (a “Budget”), together with (i) a comparison of the prior Budget for the applicable periods showing actual performance and any variance of such actual performance from the projected performance in such Budget for such periods and (ii) a certificate signed by the chief financial officer of the Administrative Borrower to the effect that such information is true and correct, in each case, in form, substance and in such detail as is reasonably satisfactory to the Lenders,

As soon as available, but in any event on Friday of every calendar week,	(b) a detailed report in form and substance satisfactory to Agent regarding the Borrowers’ and their Subsidiaries’ cash and Cash Equivalents, including a list of all accounts with account numbers and identifying all accounts which are subject to Control Agreements, and an indication of which accounts constitute Qualified Cash and which accounts do not constitute Qualified Cash,

As soon as available, but in any event within 30 days (45 days in the case of a month that is the end of the Administrative Borrower’s fiscal quarters) after the end of each month, during the Administrative Borrower’s fiscal years,

(c) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity (prepared on an as billed basis and GAAP basis) covering the Administrative Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and

(d) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA[1] to the extent applicable,

As soon as available, but in any event within 45 days after the end of each fiscal quarter, during the Administrative Borrower’s fiscal years,

(e) a backlog report detailing all contracts which have been executed but not yet performed, and segmented by estimated period of recognition,

(f) a bookings report for the following (i) prior month by revenue type, and (ii) trailing twelve months by revenue type, and

(g) attrition data for the prior fiscal quarter consistent with what was previously provided to the extent not included in any publicly filed financial statements of the Administrative Borrower,

[1]	Borrowers’ calculations to arrive at the EBITDA figure shall conform to the definition as set forth in Schedule 1.1.

As soon as available, but in any event within 45 days after the end of each fiscal quarter of the Administrative Borrower ending June 30 and December 31:

(h) a sales pipeline report by prospect including the probability of close for each prospect (and grouped by probability),

(i) a detailed list of Borrower’s customers including contract expiration dates and annualized recurring revenue contribution, and

(j) a summary report showing (A) all deferred revenues as set forth in each Borrower’s and their respective Subsidiaries’ balance sheet for the prior month, (B) the portion of such deferred revenues that will be earned during the next four fiscal quarters, and (C) the portion of such deferred revenues that will be earned on or after the date one year following the date of such balance sheet,

As soon as available, but in any event within 90 days after the end of the Administrative Borrower’s fiscal years,

(k) consolidated and consolidating financial statements of the Administrative Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management),

(l) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,

(m) a detailed calculation of Excess Cash Flow, and

(n) a Perfection Certificate or a supplement to the Perfection Certificate,

As soon as available, but in any event within 30 days prior to the start of the Administrative Borrower’s fiscal years,	(o) copies of the Administrative Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month fiscal quarter by fiscal quarter, certified by the chief financial officer of the Administrative Borrower as being such officer’s good faith estimate of the financial performance of the Administrative Borrower during the period covered thereby,

Promptly, but in any event within four (4) Business Days after receipt of, delivery by, or knowledge thereof,	(p) copies of all agreements, correspondence, amendments, modifications, waivers, notices and any other documents, agreements and/or instruments received by or given by any Loan Party in connection with or pursuant to the FP Acquisition Agreement or any Alternative Acquisition Agreement,

If and when filed by a Borrower,

(q) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(r) any other filings made by such Borrower with the SEC, and

(s) any other information that is provided by such Borrower to its shareholders generally,

Promptly, but in any event within 5 days after a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(t) notice of such event or condition and a statement of the curative action that such Borrower proposes to take with respect thereto,

Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on a Borrower or any of its Subsidiaries,	(u) notice of all actions, suits, or proceedings brought by or against such Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect,

Upon the request of Agent,

(v) any other information reasonably requested relating to the financial condition of either Borrower or its respective Subsidiaries, the FP Acquisition Agreement or any Alternative Acquisition Agreement (as defined in the FP Acquisition Agreement), and

(w) Such other reports, including but not limited to a summary aging of the Borrowers’ Accounts, and a summary aging, by vendor, of Borrowers’ accounts payable, and any book overdrafts, and as to the Collateral or the financial condition of the Borrowers and their Subsidiaries, as Agent may reasonably request.